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                                                                   EXHIBIT 10.20

March 23, 1998



Mr. Paul Tunink
4228 N. 139th Ave.
Omaha, NE   68164

Dear Paul:

Pursuant to our conversation, the Company has agreed to provide you with a Severance Agreement. The terms are as follows:

General Severance Agreement

If the company terminates your employment for any reason, other than for cause, you will receive a lump sum cash amount equal to one year's base salary. In addition , your medical and dental insurance coverage will remain in force for twelve months, along with the 401(K) Retirement Plan benefit.

Change in Control

This Agreement provides for the following benefits if your employment is terminated by the Company without cause or by you for "Good Reason" (as described below) during the one-year period following a "Change in Control".

    (i) a lump sum cash amount equal to one year's base salary, an amount not less than was in effect at the time of "Change in Control," plus 505 of your target bonus for the year in which the "Change in Control" takes place; and

    (ii) medical and dental insurance coverage will remain in force for twelve months, along with the 401(K) Retirement Plan benefit.

"Good Reason" means, generally, a material adverse change in position, responsibilities or title, a reduction in base salary, a relocation of you by the Company or substantially more burdensome travel requirements.
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Mr. Paul Tunink
March 23, 1998
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In addition, you will be reimbursed for all legal fees and expenses incurred with respect to any disputes arising in connection with this Severance
Agreement.




                                           -------------------------------------
                                           Al Barber
                                           Chief Executive Officer Stuart
                                           Entertainment, Inc.

                                  ADDENDUM #1

Definitions

"Change in Control" - Change in Control occurs when MLGA Fund II, L.P., a Delaware limited partnership, Bingo Holdings, Inc., a Delaware corporation or any related affiliate no longer owns directly and free and clear of all liens at least 33% of the issued and outstanding shares of stock of the Company, or in the event of a disposition of all or substantially all the assets of the Company.

"Cause" - Cause for this agreement means termination as a result of (i) the conviction of a felony charge under the laws of the United States and (ii) willful and continual failure to substantially perform duties (other than as a result of total or partial incapacity due to a physical or mental illness).




                                           -------------------------------------
                                           Al Barber
                                           Chief Executive Officer Stuart
                                           Entertainment, Inc.